Exhibit 4.3

Form of Unsecured Senior Convertible Promissory Note

THIS NOTE, ANY SHARES OF CAPITAL STOCK ISSUABLE UPON CONVERSION OF THIS NOTE OR ANY REPLACEMENT NOTES ISSUABLE UPON EXCHANGE OF THIS NOTE, IN EACH CASE, HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. NO OFFER, SALE OR TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

THE HOLDER MAY NOT, DIRECTLY OR INDIRECTLY, TRANSFER THIS NOTE, EXCEPT IN ACCORDANCE WITH SECTION 18 AND SECTION 19 HEREOF.

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREAS. REG. SECTION 1.1275-3: THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE CHIEF FINANCIAL OFFICER OF THE ISSUER, AS A REPRESENTATIVE OF THE ISSUER, WILL MAKE AVAILABLE ON REQUEST TO THE HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD. THE ADDRESS OF THE CHIEF FINANCIAL OFFICER OF THE ISSUER IS 14600 MYFORD ROAD, IRVINE, CA 92606.

UNSECURED SENIOR CONVERTIBLE PROMISSORY NOTE

Original Principal Amount: $[ 🌑 ]

Issuance Date: July 23, 2021

Note No. [__]

FOR VALUE RECEIVED, Rivian Automotive, Inc., a Delaware corporation (the “Issuer”), hereby promises to pay [HOLDER] or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount, as such amount may be (i) increased pursuant to the payment in kind of any interest as provided in Section 3 and any other additional amounts due and added to such amount pursuant to the terms hereof or (ii) reduced, without duplication, pursuant to any conversion, exchange, redemption or repayment effected in accordance with the terms hereof (the balance of such amount from time to time being the “Outstanding Principal Balance”), and any other amounts owed hereunder, when due, whether upon the Maturity Date, redemption, acceleration, or otherwise (in each case in accordance with the terms hereof). This Unsecured Senior Convertible Promissory Note (including all Replacement Notes (as defined below) issued in exchange, transfer or replacement hereof, this “Note”) is issued pursuant to the Purchase Agreement (as defined below). Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

SECTION 1. DEFINITIONS. The following terms used in this Note will have the respective meanings set forth below:

“Act” means the Securities Act of 1933, as amended from time to time, and any rules or regulations promulgated thereunder.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund, registered investment company or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. Solely for purposes of this definition, the term “control” when used with respect to any Person shall mean the power to direct the management or policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Amazon” means Amazon.com NV Investment Holdings LLC, a Nevada limited liability company.

“Applicable Rate” means (i) zero percent (0%) from the Issuance Date to and including June 30, 2022 and (ii) five percent (5%) after June 30, 2022.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to remain closed.

“Cap Price” means $71.03 (subject to appropriate adjustment in the event of any stock dividend, stock split, stock combination, recapitalization or any other similar transaction or event with respect to the Common Equity of the Issuer).

“Capital Stock” means, with respect to a specified Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interest in (howsoever designated), the equity of such Person, but not including any debt securities convertible into such equity and any non-convertible preferred stock or equity of such Person.

“Change of Control Conversion Price” means, with respect to a Change of Control Event, an amount equal to the lesser of (i) Cap Price and (ii) the product of (A) the price per share of the Common Equity of the Issuer implied by the definitive transaction agreement for such Change of Control Event multiplied by (B) the Discount Rate as of the Change of Control Effective Time.

“Change of Control Effective Time” means the “effective time” or similar point in time at which a Change of Control Event closes or is otherwise deemed to be consummated.

“Change of Control Event” means a “Sale of the Company,” as such term is defined in the Voting Agreement. For the avoidance of doubt, a deSPAC Transaction shall not constitute a Change of Control Event.

“Change of Control Notice” has the meaning specified in Section 5(a).

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Common Equity” of any Person means, if such Person is a corporation, all common stock of such Person (including voting, limited voting and non-voting common stock) or, if such Person is not a corporation, the equivalent Capital Stock of such Person.

“Conversion Date” means the date on which the Conversion Time occurs.

“Conversion Election” means a written notice delivered by the Requisite Holders to the Issuer confirming that the Requisite Holders have elected to convert all or a portion of the Notes pursuant to Section 4(b)(ii) or Section 10, as applicable.

“Conversion Securities” means, (i) with respect to any conversion upon a Public Company Event that is not a deSPAC Transaction, shares of the class of Common Equity of the Issuer entitled to one vote per share that are registered under the Exchange Act in connection with such Public Company Event and listed for trading on a Principal Market, (ii) with respect to any Public Company Event that is a deSPAC Transaction or a Change of Control Event, shares of the Common Equity of the Issuer immediately prior to the Conversion Time for such Public Company Event or Change of Control Event issued upon conversion of the Notes, and (iii) with respect to a conversion upon the Maturity Date, the Last Fundraising Round Equivalent Securities.

“Conversion Time” means, (i) with respect to any Public Company Event that is an underwritten initial public offering, the time of the execution of the underwriting agreement entered into by the Issuer and the underwriters in connection with such Public Company Event (provided, however, that in the event such Public Company Event is not consummated, such conversion shall be null and void ab initio and each Note that converted in connection with such Public Company Event will be reinstated and reissued in the full amount prior to such conversion and subject to the same terms and conditions in effect prior to such conversion), (ii) with respect to any Public Company Event that is a deSPAC Transaction, immediately prior to the deSPAC Effective Time, (iii) in the case of any other Public Company Event not specified in clause (i) or (ii), the Close of Business on the fifth (5th) Trading Day in respect of such Public Company Event, (iv) in the case of a Change of Control Event, immediately prior to the Change of Control Effective Time, and (v) in the case of a Maturity Conversion, the Close of Business on the Maturity Date; provided that, in each case, settlement of the delivery of the applicable Conversion Securities shall be effected in accordance with Section 7.

“Cox” means Manheim Investments, Inc., a Delaware corporation.

“Co-Sale Agreement” means that certain Fifth Right of First Refusal and Co-Sale Agreement of the Issuer, dated as of January 19, 2021, as the same may be further amended, restated, amended and restated or supplemented from time to time.

“Debtor Relief Laws” means the Chapter 11 of Title 11 of the United States Code, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Derivative Securities” has the meaning ascribed to that term in the Rights Agreement.

“deSPAC Effective Time” means the “effective time” or similar point in time at which the business combination or similar transaction between the Issuer and the SPAC closes or is otherwise deemed to be consummated.

“deSPAC Transaction” means a merger, acquisition or other business combination involving (i) the Issuer or any Successor Issuer and (ii) a SPAC.

“Direct Listing” means the initial listing of the Common Equity of the Issuer or the Successor Issuer under Section 12(b) of the Exchange Act without a contemporaneous underwritten public offering. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services. Any and all mentions of an underwritten offering or underwriters contained herein shall not apply to a Direct Listing.

“Discount Rate” means, as of the applicable date of determination, the corresponding number set forth in the table below:

DATE OF DETERMINATION	DISCOUNT RATE
On and after the Issuance Date to, but not including, December 31, 2021:	0.85
On and after December 31, 2021, to, but not including, June 30, 2022:	0.80
On and after June 30, 2022, to, but not including, December 31, 2022:	0.75
On and after December 31, 2022, until this Note is redeemed, converted, exchanged or repaid:	0.70

“D1 Capital” means D1 Master Holdco I LLC, a Delaware limited liability company, D1 Rider Holdings LP, D1 Capital Series LLC – Series Rider, D1 SPV Rider LLC, and GCM Grosvenor RC SPV, LLC.

“Event of Default” shall have the meaning specified in Section 13.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder promulgated by the SEC.

“Exchange Discount Rate” means (i) during the period from the Issuance Date through and including December 31, 2021, 0.95 and (ii) subtracting an additional 0.05 semi-annually on January 1 and July 1 of each calendar year, beginning on January 1, 2022. For example, if the Note is exchanged for New Securities in a Subsequent Financing that is a convertible debt financing on any date from July 1, 2022 through and including December 31, 2022, the applicable Exchange Discount Rate would be 0.95—0.05—0.05 = 0.85.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty, convention or other published agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation or official rules or practices adopted pursuant to any such intergovernmental agreement, treaty, convention or other published agreement.

“Ford” means Ford Motor Company, a Delaware corporation.

“Governmental Authority” means the government of the United States, any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).

“Holder” has the meaning specified in the introductory paragraph.

“Indebtedness for Borrowed Money” with respect to a particular Person means (i) all obligations of such Person for borrowed money pursuant to credit or similar agreements and (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; provided that “Indebtedness for Borrowed Money” shall not include any obligations with respect to seller notes, trade accounts payable, deferred revenues, operating leases, deferred compensation, deferred tax liabilities, deferred purchase price of property or services, prepaid revenues, reimbursement in connection with letters of credit, letters of guaranty (other than guaranties of indebtedness described in clause (i) or (ii) above), and bankers’ acceptances and swap and other hedging instruments.

“Interest Payment Due Date” has the meaning specified in Section 3(b).

“Internal Reorganization Transaction” means a bona fide internal reorganization transaction pursuant to which (i) the Issuer either merges into a Successor Issuer or becomes a wholly owned subsidiary of a Successor Issuer and (ii) all or substantially all of the Capital Stock of such Successor Issuer is owned, directly or indirectly, by Persons who were stockholders of the Issuer immediately prior to the consummation of such transaction, in substantially the same proportions, and with the same relative economic interests, as immediately prior to the consummation of such transaction.

“Issuance Date” means July 23, 2021.

“Issuer” has the meaning specified in the introductory paragraph; provided, however, that if any Successor Issuer or other Person assumes this Note pursuant to the terms hereof, such Successor Issuer or other Person shall be deemed to be the Issuer.

“Investor Agreement” has the meaning ascribed to that term in the Rights Agreement.

“Last Fundraising Round” means the last bona fide equity financing of Capital Stock of the Issuer of at least $200,000,000 in aggregate purchase price, which initially closes on a date that is at least three (3) months prior to the Maturity Date. For example, on the Issuance Date, the “Last Fundraising Round” means the Issuer’s “Series F Preferred Stock” financing.

“Last Fundraising Round Equivalent Securities” means, subject to Section 10(c), shares of Capital Stock of the Issuer having the same or substantially similar rights and transfer restrictions (as nearly as commercially reasonable) as shares of Capital Stock of the Issuer issued in the Last Fundraising Round; provided that any “original issue price”, “conversion price” or similar value of the Last Fundraising Round Equivalent Securities shall be based on the Maturity Conversion Price rather than the applicable value set forth in the shares of Capital Stock issued in the Last Fundraising Round.

“Last Fundraising Round Equivalent Securities Price Per Share” means, subject to Section 10(c), a price per share equal to the lowest price per share of the shares of Capital Stock issued by the Issuer in the Last Fundraising Round (after giving effect to any original issue discount, fees and purchase discounts).

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, ruling, or order of, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

“Major Investor” has the meaning ascribed to that term in the Rights Agreement.

“Material Financial Market Disruption” means, at any time, either (i), in the prior twelve (12)-month period, the S&P 500 Index declined twenty percent (20%) or more in any consecutive three (3)-month period, or (ii) there exists a material disruption in the financial markets such that the Issuer and the Requisite Holders, acting in good faith, agree that it is unadvisable for the Issuer, after using commercially reasonable efforts, to raise capital in the U.S. public or private debt or equity markets (a “Lost Market Opportunity”) and such Lost Market Opportunity is unrelated to any adverse change in the business or financial condition of the Issuer.

“Maturity Conversion Price” means the lesser of (i) an amount equal to the product of (x) the Last Fundraising Round Equivalent Securities Price Per Share multiplied by (y) the Discount Rate as of the Maturity Date and (ii) an amount equal to the quotient of (x) (A) the product of $55,000,000,000 multiplied by (B) the Discount Rate as of the Maturity Date divided by (y) the aggregate outstanding share count of the Issuer as of the Maturity Date (based on outstanding shares, warrants, restricted stock units and allocated options (using the treasury method)).

“Maturity Date” means July 23, 2026; provided that, if at (or within thirty (30) days prior to) the Maturity Date, there exists a Material Financial Market Disruption, then the Issuer shall have a one-time option, to be exercised in its sole discretion, to extend the Maturity Date for up to one year to July 23, 2027 (which such extended Maturity Date shall be deemed to be the “Maturity Date” for all purposes under this Note), which option may be elected by written notice to the Holder on or prior to the Maturity Date; provided, further, that, for the avoidance of doubt, during the term of this Note, the Issuer may elect to extend the Maturity Date only one time, regardless of the number of Material Financial Market Disruptions that occur and, in addition, the Maturity Date may be extended pursuant to Section 17.

“Merger Event” means (i) any merger or other similar transaction to which the Issuer is a party as a result of which the Capital Stock, in whole or in part, is converted into or exchanged for cash or securities of any Successor Issuer or (ii) the sale, lease, exchange, exclusive, irrevocable license or other transfer of all or substantially all of the Issuer’s properties or assets (as determined on a consolidated basis) to any Successor Issuer (other than among the Issuer and its subsidiaries), in each case, in which such event is not (A) a Change of Control Event for which a conversion pursuant to Section 5(b) has been effected, (B) an Internal Reorganization Transaction or (C) a deSPAC Transaction.

“Non-Qualified Public Company Event” means any Public Company Event that is not a Qualified Public Company Event.

“Note” has the meaning specified in the introductory paragraph.

“Note Obligations Amount” means, as of any date of determination, the sum of (i) the Outstanding Principal Balance plus (ii) any accrued and unpaid interest thereon to but not including such date.

“Notes” means this Note, together with all other unsecured senior convertible promissory notes issued pursuant to the Purchase Agreement and any notes issued in exchange, transfer or replacement of such other unsecured senior convertible promissory notes.

“Open of Business” means 9:00 a.m., New York City time.

“Original Principal Amount” is the amount specified above the introductory paragraph of this Note.

“Outstanding Principal Balance” has the meaning specified in the introductory paragraph of this Note.

“PCE Conversion Price” means, as of an applicable date, the lesser of (i) the Cap Price and (ii) the product of (x) the Public Price multiplied by (y) the Discount Rate as of such date.

“Person” means any individual, corporation, limited liability company, partnership, trust, association or other entity.

“PIK Interest Payment” has the meaning specified in Section 3(b).

“PIPE Investment” means, with respect to a deSPAC Transaction, the private placement of Common Equity of the SPAC, the Successor Issuer or the Issuer in connection with such deSPAC Transaction.

“Principal Market” means the New York Stock Exchange, the Nasdaq Stock Market or any other national stock exchange on which the Conversion Securities are listed in connection with the applicable Public Company Event.

“Public Company Event” means any transaction pursuant to which the Common Equity of the Issuer (including any Successor Issuer) first becomes registered under Section 12(b) of the Exchange Act, including, for the avoidance of doubt, an underwritten initial public offering, a deSPAC Transaction or a Direct Listing.

“Public Filing Date” means the date of the initial public filing or submission of the registration statement with the SEC in connection with a Public Company Event.

“Public Price” means (i) with respect to a Public Company Event that is a Direct Listing, the average of the VWAP per share of the Conversion Securities on each of the first Trading Day in respect of such Public Company Event and the next four (4) consecutive Trading Days, (ii) with respect to any Public Company Event that is an underwritten initial public offering, the per share offering price to the public to be set forth in the definitive underwriting agreement for such underwritten public offering, and (iii) with respect to a Public Company Event that is a deSPAC Transaction, the per share price implied to one share of Common Equity of the Issuer based on (A) the price per share of the PIPE Investment to be issued in connection with the consummation of the deSPAC Transaction and (B) the number of shares of Common Equity of the SPAC or Successor Issuer to be received in exchange for one share of Common Equity of the Issuer, in each case, in connection with the deSPAC Transaction (provided that, if there is no PIPE Investment in connection with such deSPAC transaction, then the Public Price means the value per share of Common Equity of the Issuer implied by the business combination agreement entered into in connection with such deSPAC Transaction).

“Purchase Agreement” means that certain Unsecured Senior Convertible Promissory Note Purchase Agreement, dated as of July 23, 2021, by and among the Issuer and the investors listed on the Schedule of Holders thereto from time to time, as may be amended, restated, amended and restated or otherwise modified in accordance with its terms from time to time.

“Qualified Public Company Event” means any Public Company Event; provided however, any underwritten initial public offering in which the Issuer and the selling stockholders receive aggregate gross proceeds (before deduction of underwriters’ discounts and commissions or other similar fees, if any) of less than $100,000,000 shall not constitute a Qualified Public Company Event.

“Register” has the meaning specified in Section 18(f).

“Registered Notes” has the meaning specified in Section 18(f).

“Replacement Notes” has the meaning specified in Section 19(a).

“Rights Agreement” means that certain Fifth Amended and Restated Investors’ Rights Agreement of the Issuer, dated as of January 19, 2021, as the same may be further amended, restated, amended and restated or supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Rule 144” has the meaning ascribed to that term in the Rights Agreement.

“SPAC” means a publicly traded special purpose acquisition company or other similar entity that is a “blank check” company under applicable U.S. securities laws.

“Subsidiary” means any subsidiary (as defined below) of the Issuer.

“subsidiary” means, with respect to any specified Person (the “parent”) and as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with U.S. generally accepted accounting principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by U.S. generally accepted accounting principles to be consolidated in the consolidated financial statements of the parent.

“Successor Issuer” means a Person who is a successor of the Issuer or a Person who issues Capital Stock in any Internal Reorganization Transaction, deSPAC Transaction or Merger Event (other than a Change of Control Event) in which the Capital Stock of the Issuer is converted into, or exchanged for, in whole or in part, Capital Stock of such Person (including, for the avoidance of doubt, a parent of the surviving or acquiring person in such Internal Reorganization Transaction, deSPAC Transaction or Merger Event, as applicable).

“Surviving Provisions” means, if and to the extent applicable, Section 4(c), Section 7(d), Section 9(c), Section 10(c), Section 18(g), Section 18(h), Section 22, Section 24, Section 25, Section 26 and Section 27.

“Taxes” means any and all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading Day” means, with respect to any Conversion Securities, a day on which trading in the Conversion Securities generally occurs on the Principal Market.

“Transferee” means the transferee designated by the Holder in accordance with Section 19.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Agreement” means that certain Fifth Amended and Restated Voting Agreement of the Issuer, dated as of January 19, 2021, as the same may be further amended, restated, amended and restated or supplemented from time to time.

“VWAP” means, with respect to the Conversion Securities and any Trading Day, the dollar volume-weighted average sale price for one share of the Conversion Securities on the Principal Market on that particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg Financial Markets (or, if not available, a similar service provider of national recognized standing mutually selected by the Requisite Holders and the Issuer) through its “Volume at Price” function. If the VWAP cannot be calculated for such security on such date on the foregoing basis, the VWAP of such security on such date shall be the fair market value as mutually determined by the Issuer and the Requisite Holders. Such price shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction or event during such period.

SECTION 2. PAYMENT OF PRINCIPAL. If this Note has not yet been converted, redeemed, exchanged or repaid, the Note Obligations Amount shall be due and payable on the Maturity Date in accordance with Section 11. Except as specifically permitted herein, including in Section 4(b)(ii), the Issuer may not voluntarily prepay or redeem this Note prior to the Maturity Date.

SECTION 3. PAYMENT OF INTEREST.

(a) During the term of this Note, interest shall accrue daily on the Outstanding Principal Balance at a rate equal to the Applicable Rate, as of each such date, from, and including, the Issuance Date to, but not including, the Maturity Date or such earlier date of redemption, prepayment or conversion, which, in the case of conversion shall be deemed to occur at the Conversion Time. The accrual of interest on this Note as of any date will be calculated based on the Outstanding Principal Balance of this Note as of the Close of Business on the immediately preceding Interest Payment Due Date or, if there is no preceding Interest Payment Due Date, on the Issuance Date (in each case, less any amounts previously redeemed or repaid following such date).

(b) Accrued and unpaid interest shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2022 (each, an “Interest Payment Due Date”), by, at the Issuer’s election (in its sole discretion), either (i) adding such accrued interest to the Outstanding Principal Balance under this Note on such Interest Payment Due Date (such payment, a “PIK Interest Payment,” and such Interest Payment Due Date, a “PIK Interest Payment Due Date”), which addition of accrued interest will be effective as of the Open of Business on such PIK Interest Payment Due Date, or (ii) paying such accrued interest in cash on such Interest Payment Due Date in accordance with Section 22(b); provided that no interest previously paid pursuant to a PIK Interest Payment may be paid following the relevant PIK Interest Payment Due Date as accrued interest pursuant to clause (ii) of this sentence. In the event that the Issuer does not elect whether to pay interest in kind or in cash on or before an Interest Payment Due Date, the Issuer shall be deemed to have elected to pay such accrued interest due on such Interest Payment Due Date in kind and to have made a PIK Interest Payment (and shall update the Register accordingly). Interest shall accrue and shall be computed on the basis of a 360-day year composed of twelve (12) thirty (30)-day months.

(c) On each PIK Interest Payment Due Date, (i) the Issuer shall make a record on its books and in the Register of the increase in the Outstanding Principal Balance of this Note, if any, as a result of any PIK Interest Payment, which addition of accrued interest will be effective as of the Open of Business on such PIK Interest Payment Due Date, (ii) each Note shall represent the increased Outstanding Principal Balance, if any, and (iii) no separate Note will be issued with respect to such increase.

SECTION 4. PUBLIC COMPANY EVENT.

(a) Public Company Event Notice. No later than the earlier of (i) five (5) Business Days prior to the anticipated Public Filing Date and (ii) ten (10) Business Days prior to entry into a definitive agreement with respect to a deSPAC Transaction, the Issuer shall provide to the Holder a written notice (the “Public Company Event Notice”) that it intends to make an initial public filing of a registration statement in connection with a Public Company Event or enter into such definitive agreement, as the case may be.

(b) Public Company Event Conversion Process.

(i) Qualified Public Company Event. Upon the occurrence of a Qualified Public Company Event, the Notes shall be automatically converted in full at the Conversion Time into a number of Conversion Securities equal to (1) the Note Obligations Amount as of the Conversion Time divided by (2) the PCE Conversion Price in accordance with Section 7.

(ii) Non-Qualified Public Company Event. Upon the occurrence of a Non-Qualified Public Company Event:

(1)

if the Requisite Holders timely deliver to the Issuer a Conversion Election Notice in accordance with Section 7(e), this Note shall convert in full at the Conversion Time into a number of Conversion Securities equal to (1) the Note Obligations Amount as of the Conversion Time divided by (2) the PCE Conversion Price in accordance with Section 7;

(2)

if the Requisite Holders do not timely deliver a Conversion Election Notice in accordance with Section 7(e), the Issuer, in its sole discretion, shall be entitled to exercise the Non-Conversion Redemption Option in accordance with Section 8; or

(3)

if the Requisite Holders do not timely deliver a Conversion Election Notice as set forth in Section 7(e) and the Issuer does not exercise the Non-Conversion Redemption Option in accordance with Section 8, this Note shall remain outstanding in full force and effect, subject to Section 10(c).

For the avoidance of doubt, the Holder acknowledges and agrees that any Conversion Election by the Requisite Holders will be deemed to be an election by the Holder to convert all or a portion of this Note pursuant to Section 4(b)(ii). Any Conversion Election shall not be revocable by any Holder without the written consent of each of the Issuer and the Requisite Holders.

(c) “Market Stand-Off” Agreement.

(i) The Holder hereby agrees that it will not, without the prior written consent of the managing underwriter(s), during the period commencing on the date of the final prospectus relating to a Public Company Event that is firm commitment underwritten public offering of Common Equity of the Issuer and ending on the date specified by the Issuer and the managing underwriter(s) (such period not to exceed one hundred eighty (180) days), (A) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Conversion Securities or Derivative Securities held immediately before the effective date of the registration statement for such Public Company Event or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares or Derivative Securities, whether any such transaction described in subclause (A) or (B) above is to be settled by delivery of Common Equity of the Issuer or other securities, in cash, or otherwise. The foregoing provisions of this Section 4(c)(i) shall not apply to the sale of any shares or Derivative Securities to an underwriter pursuant to an underwriting agreement, or to the transfer of any shares of Conversion Securities or Derivative Securities to any trust for the direct or indirect benefit of the Holder or an Immediate Family Member (as defined in the Rights Agreement) of the Holder, or the transfer of any shares or Derivative Securities to any Affiliate of the Holder; provided that the trustee of the trust or Affiliate agrees to be bound in writing by the restrictions set forth herein; and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers, directors and stockholders owning more than one percent (1%) of the Common Equity of the Issuer (after giving effect to (x) the conversion into Common Equity of all outstanding preferred stock of the Issuer, and (y) the exercise or conversion into Common Equity of all outstanding Derivative Securities) are subject to the same restrictions. The underwriters in connection with such Public Company Event are intended third-party beneficiaries of this Section 4(c)(i) and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto. The Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4(c)(i) or that are necessary to give further effect thereto. In the event that the Issuer or the managing underwriter waives or terminates any of the restrictions contained in this Section 4(c)(i) or in a lock-up agreement with any other Holder, any “Holder” as defined in the Rights Agreement, officer, director or greater than one-percent holder of Common Equity of the Issuer (in any such case, the “Released Securities”), the restrictions contained in this Section 4(c)(i) and in any lock-up agreements executed by the Holder shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of the Holder as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, “Holder” under the Rights Agreement, officer, director or greater than one-percent (1%) holder of Common Equity of the Issuer.

(ii) The Holder hereby agrees that, in connection with any Public Company Event that is a Direct Listing or a deSPAC Transaction, the Holder will agree to be bound by any “lock-up” or similar restriction on transfer that the Major Investors, in general, agree to be bound by or subject to in connection with such Public Company Event.

SECTION 5. CHANGE OF CONTROL EVENTS.

(a) Change of Control Event Notice. The Issuer shall deliver to the Holder a written notice of a Change of Control Event (the “Change of Control Notice”) no later than thirty (30) days prior to the anticipated Change of Control Effective Time; provided, that if the Issuer does not have thirty (30) days’ prior knowledge of such Change of Control Event, it shall provide a Change of Control Notice as soon as practicable after obtaining knowledge thereof. The date of the anticipated Change of Control Effective Time will be determined in good faith by the Issuer.

(b) Conversion to Common Equity. Upon the occurrence of a Change of Control Event, if this Note has not previously been redeemed, converted, exchanged or repaid as of the Change of Control Effective Time, as the case may be, this Note shall, subject to Section 4(b)(ii)(3), automatically convert in full as of the Change of Control Effective Time into a number of shares of Common Equity of the Issuer equal to (1) the Note Obligations Amount as of the Change of Control Effective Time divided by (2) the Change of Control Conversion Price.

SECTION 6. MERGER COVENANT. In no event shall the Issuer effect an Internal Reorganization Transaction or a Merger Event (other than a Change of Control Event) without the prior written consent of the Requisite Holders, unless (i) the Successor Issuer is properly classified as a U.S. corporation for U.S. federal income tax purposes and (ii) if the Issuer becomes a wholly owned subsidiary of a Successor Issuer in connection therewith, (x) the Successor Issuer becomes an additional obligor on the Notes (together with the Issuer) and expressly assumes this Note and the conversion obligations, if any, and payment obligations under this Note and (y) if and to the extent applicable, the Notes thereafter are convertible into the Common Equity of such Successor Issuer in accordance with the terms of and conditions of this Note.

SECTION 7. CONVERSION PROCEDURES.

(a) General Conversion Procedures. If the issuance of the Conversion Securities would result in the issuance of a fractional share of the Conversion Securities, such fractional share shall be forfeited. The Issuer shall pay any transfer, stamp or similar Tax due on the issuance or delivery of the Conversion Securities upon conversion, except any such transfer, stamp or similar Tax that is due because the converting Holder requests those shares to be registered in a name other than the Holder’s name, in which case the Issuer shall not be required to make any such issuance or delivery of the Conversion Securities upon conversion unless and until the Person otherwise entitled to such issuance or delivery has paid to the Issuer the amount of any such transfer, stamp or similar Tax or has established, to the satisfaction of the Issuer, that such transfer, stamp or similar Tax has been paid or is not payable. Delivery of Conversion Securities shall, unless otherwise requested in writing by the Holder and agreed by the Issuer, be by means of delivery of book entry shares to the account of the Holder or to the account of the securities intermediary of the Holder for the benefit of the Holder, in each case, pursuant to the instructions provided pursuant to this Section 7.

(b) Conversion Procedures. In connection with any conversion of this Note, the Holder shall promptly (i) deliver instructions for delivery of the Conversion Securities and (ii) surrender this Note to the Issuer (or, in the case of the loss, theft or destruction of this Note, provide an indemnification undertaking with respect to this Note that is reasonably satisfactory to the Issuer) no later than the fifth (5th) Business Day immediately preceding the Conversion Time; provided that failure to timely deliver instructions for delivery of the Conversion Securities or to timely surrender this Note shall toll, but not release the Issuer of its obligations hereunder or delay the Conversion Date of this Note. Upon conversion of this Note, the Issuer shall deliver the Conversion Securities to the Holder no later than by 12:00 p.m. New York time on the later of, (x) (A) with respect to a Public Company Event other than a deSPAC Transaction, the fifth (5th) Trading Day immediately following the Conversion Time and (B) with respect to a deSPAC Transaction, a Change of Control Event or a Maturity Conversion, the Conversion Time, and (y) the fifth (5th) Trading Day following the day on which the Holder delivers to the Issuer settlement instructions pursuant to sub-clause (i) above. The Holder at the Conversion Time in connection with a Public Company Event pursuant to Section 4(b) shall be treated for all purposes as the beneficial owner of such Conversion Securities as of such Conversion Time. From and after the time at which the Conversion Securities are delivered to the Holder in accordance with the immediately preceding sentence, this Note shall be deemed to be satisfied by the Issuer and shall cease to be outstanding for any purpose whatsoever (other than the Surviving Provisions).

(c) deSPAC and Change of Control Transaction Conversion. Without limiting the foregoing, in connection with the conversion upon a Public Company Event that constitutes a deSPAC Transaction or any Change of Control Event, the Issuer shall cause the conversion to occur in a manner such that the Holder shall receive Common Equity of the Issuer entitled to receive consideration in the deSPAC Transaction or Change of Control Event pursuant to the definitive agreement for the applicable deSPAC Transaction or Change of Control Event, as the case may be. The Holder agrees that no share certificate shall be required to be issued in connection with the conversion into Common Equity of the Issuer in connection with the deSPAC Transaction or a Change of Control Event if the Conversion Securities shall be exchanged for consideration in connection with the deSPAC Transaction or the Change of Control Event.

(d) Delays. Without limiting any of the foregoing, if (1) the Note converts into Conversion Securities pursuant to the terms of this Note, and (2) the Holder fails promptly to (i) deliver instructions for delivery of the Conversion Securities and (ii) surrender this Note to the Issuer (or in the case of the loss, theft or destruction of this Note, provide an indemnification undertaking with respect to this Note that is reasonably satisfactory to the Issuer) by the fifth (5th) Business Day immediately preceding the Conversion Time, then the Issuer will still be deemed to have converted this Note at such Conversion Time and shall hold, for the benefit of the Holder, the Conversion Securities or any other securities issued in exchange for, or upon conversion of, such Conversion Securities until the fifth (5th) Business Day following receipt of the requisite delivery instructions and the Note (or indemnification in accordance with this Section 7).

(e) Non-Qualified Public Company Event. In the event of a Non-Qualified Public Company Event, the Requisite Holders shall provide notice to the Issuer of their election to convert in connection with such Non-Qualified Public Company Event (the “Conversion Election Notice”) at or prior to the Close of Business on the later of (i) the date that is ten (10) Business Days prior to the anticipated consummation of the Public Company Event and (ii) the date that is five (5) Business Days after the date of the Public Company Event Notice.

SECTION 8. REDEMPTION PROCEDURES. In the event of a Non-Qualified Public Company Event in which the Requisite Holders do not timely deliver a Conversion Election Notice in accordance with Section 7(e), following the consummation of such Non-Qualified Public Company Event, but on or prior to the date that is twenty (20) Business Days after the consummation of the Non-Qualified Public Company Event, the Issuer may exercise its option (the “Non-Conversion Redemption Option”), in its sole discretion, to redeem this Note in full. In order to exercise the Non-Conversion Redemption Option, the Issuer shall select the date that such optional redemption shall occur, which shall in no event be more than thirty (30) Business Days following the consummation of the Non-Qualified Public Company Event (the “Redemption Date”), and deliver written notice of such Non-Conversion Redemption Option, and the related Redemption Date, to the Holder not less than ten (10) Business Days prior to the Redemption Date. In connection with a redemption of this Note pursuant to the Non-Conversion Redemption Option, the Holder shall surrender this Note to the Issuer (or in the case of the loss, theft or destruction of this Note, provide an indemnification undertaking with respect to this Note that is reasonably satisfactory to the Issuer) and provide wire instructions to the Issuer for such payment no later than the fifth (5th) Business Day immediately preceding the Redemption Date; provided that failure to timely surrender this Note shall toll but not release the Issuer of its obligations hereunder, and, for the avoidance of doubt, no interest shall accrue on this Note after the Redemption Date. On the later of Redemption Date and the date that is five (5) Business Days after the date on which the Holder provides wire instructions to the Issuer and the Note (or indemnification in accordance with this Section 8), the Issuer shall pay to the Holder an amount equal to the Note Obligations Amount as of the Redemption Date in cash. Upon satisfaction of the Issuer’s redemption obligations, this Note shall be deemed to be satisfied by the Issuer and shall cease to be outstanding for any purpose whatsoever (other than the Surviving Provisions).

SECTION 9. SUBSEQUENT FINANCING.

(a) General. Prior to the consummation of a Public Company Event, unless this Note has been previously converted, redeemed, exchanged or repaid, the Holder shall have the right, but not the obligation, to exchange (a “Subsequent Financing Exchange”) all or any part of this Note (based on the applicable Note Obligations Amount) for equity or convertible debt securities (each a “New Security” and collectively, the “New Securities”) offered by the Issuer (or any Successor Issuer) in any equity or convertible debt financing transaction (a “Subsequent Financing”) at a price per New Security equal to: (i) with respect to an equity financing: the product of (A) the lowest price paid per New Security by the investors in connection with such Subsequent Financing (after giving effect to any original issue discount or other fees and discounts applicable to any other investor) multiplied by (B) the Discount Rate; and (ii) with respect to a convertible debt financing, the product of (A) the lowest price paid per New Security by the investors in connection with such Subsequent Financing (after giving effect to any original issue discount or other fees and discounts applicable to any other investor) multiplied by (B) the applicable Exchange Discount Rate.

(b) Exchange Procedures. The Issuer shall deliver a written notice (the “Issuer Subsequent Financing Notice”) to the Holder at least ten (10) Business Days prior to the anticipated closing of a Subsequent Financing (which shall be determined in good faith by the Issuer), which Issuer Subsequent Financing Notice shall describe the terms of such Subsequent Financing and such New Securities in reasonable detail, including the price for such New Securities and the anticipated initial closing date of such Subsequent Financing. To effect a Subsequent Financing Exchange, the Holder shall promptly, and no later than the fifth (5th) Business Day after receipt of the Issuer Subsequent Financing Notice deliver a written notice to the Issuer specifying the amount of the Note Obligations Amount to be exchanged pursuant to a Subsequent Financing Exchange. In addition, the Holder shall promptly, on or prior to the fifth (5th) Business Day preceding the anticipated closing date set forth in the Issuer Subsequent Financing Notice surrender this Note to be exchanged to the Issuer (or, in the case of the loss, theft or destruction of this Note, provide an indemnification undertaking with respect to this Note that is reasonably satisfactory to the Issuer). Upon a Subsequent Financing Exchange of this Note, the Issuer shall deliver, subject to Section 9(c), the New Securities to the Holder at the closing of such Subsequent Financing. From and after the time at which the New Securities are delivered to the Holder in accordance with this Section 9(b), the amount of the Note Obligations Amount exchanged into New Securities shall be deemed to be satisfied by the Issuer and shall cease to be outstanding for any purpose whatsoever. If the amount so exchanged is less than the full Note Obligations Amount under this Note, then the Issuer shall promptly deliver to the Holder a new Note representing the Outstanding Principal Balance of such Note after giving effect to such Subsequent Financing Exchange. If the amount so exchanged is equal to the full Note Obligations Amount under this Note, this Note shall cease to be outstanding for any purpose whatsoever (other than the Surviving Provisions).

(c) Delays. Without limiting any of the foregoing, if the Holder delivers a written notice to the Issuer specifying the amount of the Note Obligations Amount to be exchanged pursuant to a Subsequent Financing Exchange, but fails to surrender this Note to the Issuer (or in the case of the loss, theft or destruction of this Note, provide an indemnification undertaking with respect to this Note that is reasonably satisfactory to the Issuer) by the fifth (5th) Business Day immediately preceding the anticipated closing date set forth in Issuer Subsequent Financing Notice, the Issuer will still be deemed to have exchanged a portion of this Note representing the amount of the Note Obligations Amount specified in the Holder’s written notice at such closing date and shall hold, for the benefit of the Holder, the New Securities or any other securities issued in exchange for, or upon conversion of, such New Securities, as well as any new Note representing the Outstanding Principal Balance of this Note not being exchanged, until receipt of the Note (or indemnification in accordance with this Section 9).

SECTION 10. MATURITY CONVERSION.

(a) General. At any time following the date that is six (6) months prior to the Maturity Date but prior to the date that is three (3) months prior to the Maturity Date (the “Maturity Date Window”), the Requisite Holders may elect to convert all or a portion of the aggregate Note Obligations Amount of the then-outstanding Notes into a number of shares of Last Fundraising Round Equivalent Securities at a conversion price equal to the Maturity Conversion Price (such conversion, a “Maturity Conversion”).

(b) Conversion Procedures. To effect a Maturity Conversion of the Notes, the Requisite Holders shall promptly deliver a Conversion Election to the Issuer and to all Holders during the Maturity Date Window specifying the portion of the Notes to be so converted. Upon receipt of such Conversion Election from the Requisite Holders, the Holder shall promptly (and no later than ten (10) Business Days prior to the Maturity Date) surrender the Notes to be converted to the Issuer (or in the case of the loss, theft or destruction of this Note, provide an indemnification undertaking with respect to this Note that is reasonably satisfactory to the Issuer). Upon a Maturity Conversion of this Note (in whole or in part), the Issuer shall deliver the Last Fundraising Round Equivalent Securities to the Holder at the Conversion Time. Any Maturity Conversion shall be pro rata among the Notes outstanding as of the Maturity Date. From and after the time at which the Last Fundraising Round Equivalent Securities are delivered to the Holder in accordance with the immediately preceding sentence, the amount of the Notes converted into Last Fundraising Round Equivalent Securities shall be deemed to be satisfied by the Issuer and shall cease to be outstanding for any purpose whatsoever. If the amount so converted is equal to the full Note Obligations Amount under this Note, this Note shall cease to be outstanding for any purpose whatsoever (other than the Surviving Provisions).

(c) Intervening Public Company Event or Change of Control. Notwithstanding Section 10(a) or Section 10(b), (i) if a Public Company Event or Change of Control Event occurs during the six (6) months prior to the Maturity Date, then, subject to Section 4(b)(ii)(3), the provisions in Section 4 and Section 5 shall apply with respect to such Public Company Event or Change of Control Event, as applicable (including any applicable conversion right of the Holder or redemption right of the Issuer) and the provisions in Section 10(a) and Section 10(b) shall not apply with respect to this Note and (ii) if a Non-Qualified Public Company Event shall have occurred prior to any Maturity Conversion of this Note (in whole or in part) and the Requisite Holders do not timely deliver a conversion election as set forth in Section 7(e) and the Issuer has not exercised the Non-Conversion Redemption Option in accordance with Section 8, with respect to any election by the Requisite Holders to exercise a Maturity Conversion of this Note (in whole or in part) in accordance with Section 10(a) occurring thereafter, the Last Fundraising Round Equivalent Securities shall be the Common Equity of the Issuer and the Last Fundraising Round Equivalent Securities Price Per Share shall be equal to the VWAP per share of the Conversion Securities on the Trading Day immediately preceding the Maturity Date.

(d) Certain Agreements. Following any Maturity Conversion and solely with respect to the Conversion Securities issued thereupon (and the shares of Common Equity of the Issuer, if any, issued upon conversion of such Conversion Securities), the Holder shall, if the Issuer so requests in writing and to the extent such agreement is still effective as of the date of exercise, become a party as an “Investor” to, by execution and delivery to the Issuer of a counterpart signature page, joinder agreement, instrument of accession or similar instrument as designated by the Issuer, (i) the Co-Sale Agreement, (ii) the Voting Agreement and (iii) the Rights Agreement, if the Holder is not already an “Investor” under such agreements.

(e) For the avoidance of doubt, the Holder acknowledges and agrees that any Conversion Election by the Requisite Holders will be deemed to be an election by the Holder to convert all or a portion of this Note pursuant to this Section 10. Any Conversion Election shall not be revocable by any Holder without the written consent of each of the Issuer and the Requisite Holders.

SECTION 11. MATURITY DATE. This Note will mature, upon demand by the Requisite Holders, on the Maturity Date, unless earlier converted, redeemed, exchanged or repaid pursuant to and in accordance with this Note.

SECTION 12. RANKING AND PRIORITY; INCURRENCE.

(a) This Note shall rank pari passu with all other Notes issued pursuant to the Purchase Agreement. The Holder acknowledges and agrees that, except as otherwise provided for in this Note, the payment of all or any portion of the obligations under this Note shall be pari passu in right of payment and in all other respects to the other Notes.

(b) This Note will be senior indebtedness of the Issuer, ranking equally in right of payment with any present and future senior indebtedness (including the other Notes) and ranking senior in right of payment to any present and future subordinated indebtedness and to any present or future equity securities or other interests in the Issuer. For the avoidance of doubt, the Holder hereby acknowledges and agrees this Note shall rank junior in right of payment to any and all Permitted Debt (as defined below).

(c) Unless otherwise consented to by the Requisite Holders, the Issuer shall not, and shall cause its Subsidiaries not to, incur, create or assume, or take any action or allow any circumstance to exist that results in the incurrence, creation or assumption of, directly or indirectly, any Indebtedness for Borrowed Money in excess of $3,000,000,000 in aggregate principal amount (“Permitted Debt”), unless the Notes rank (whether by their terms or pursuant to a customary guaranty by a Subsidiary) pari passu solely with respect to any Indebtedness for Borrowed Money incurred, created or assumed by the Issuer or its Subsidiaries in excess of the Permitted Debt (such Indebtedness for Borrowed Money in excess of the Permitted Debt, the “Excess Debt”). In connection with any Excess Debt, the Holder hereby agrees to execute and deliver any and all customary agreements, documents and other instruments necessary to effect the intent of this Section 12(c), including any guaranty agreements, intercreditor agreements, subordination agreements or similar agreements or instruments (“Required Agreements”), in each case, which shall be in reasonable and customary form. In connection with any Required Agreements, the Holder hereby agrees to use reasonable best efforts to execute and deliver such Required Agreements, if and when requested by the Issuer.

SECTION 13. EVENTS OF DEFAULT. Each of the following shall be an “Event of Default” with respect to this Note:

(a) The Issuer fails to pay any portion of the Outstanding Principal Balance or other amount due hereunder when due, whether on the Maturity Date, any Redemption Date or otherwise.

(b) The Issuer fails to deliver Conversion Securities as required and such failure continues for three (3) Trading Days following the date such delivery was required.

(c) Ten (10) Business Days following the date the Issuer receives written notice from the Requisite Holders of the Issuer’s material default on its financial reporting obligations under Section 2.2 of the Purchase Agreement, if such material default remains uncured as of the Close of Business on such tenth (10th) Business Day.

(d) The Issuer shall default under any agreement(s) or instrument(s) governing any Indebtedness for Borrowed Money in an aggregate outstanding principal amount in excess of $750,000,000, whether such Indebtedness for Borrowed Money now exists or is created after the Issuance Date, which default (A) (i) remains uncured for ninety (90) days, and (ii) after giving effect to any applicable grace period, permits the holder or holders of such Indebtedness for Borrowed Money, or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both), to cause such Indebtedness for Borrowed Money to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor, or (B) has resulted in the acceleration of such Indebtedness for Borrowed Money.

(e) The Issuer, pursuant to or within the meaning of any Debtor Relief Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Debtor Relief Laws;

(iii) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors.

(f) A court of competent jurisdiction enters an order or decree under any Debtor Relief Law (which order or decree remains unstayed and in effect for sixty (60) consecutive calendar days) that:

(i) is for relief against the Issuer in a proceeding in which the Issuer is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, or for all or substantially all of the property of the Issuer; or

(iii) orders the liquidation, dissolution or winding up of the Issuer.

The Issuer covenants and agrees to provide notice to the Holders of the occurrence of any Event of Default promptly after becoming aware of any such occurrence.

SECTION 14. REMEDIES. Upon the occurrence of an Event of Default that has not been timely cured as provided herein:

(a) Acceleration of Note. In the case of an Event of Default of the type specified in Section 13(e) and Section 13(f), the outstanding Note Obligations Amount as of the applicable date will become immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Issuer. If any other Event of Default occurs and is continuing, the Requisite Holders may declare the outstanding Note Obligations Amount as of the applicable date, with respect to all Notes to be immediately due and payable, whereupon the same will become forthwith due and payable.

(b) Waiver of Default. The Requisite Holders may (and upon execution of an instrument or instruments in writing by the Requisite Holders, the Holder shall be deemed to) rescind an acceleration or waive any existing Event of Default; provided that an Event of Default of the type specified in Section 13(e) and Section 13(f) may only be waived and any acceleration with respect thereto only rescinded in respect of this Note by the Holder. In such event, the Holder and the Issuer will be restored to their respective former positions, rights and obligations hereunder. Any Event of Default so waived will be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Event of Default or impair any right of the Holder consequent thereon.

SECTION 15. AUTHORIZED SHARES. So long as this Note is outstanding, the Issuer shall, as of at or immediately prior to the applicable Conversion Time, take all action reasonably necessary, including amending the Issuer’s governing documents to authorize and reserve the requisite number of shares of Conversion Securities, for the purpose of effecting the conversion of this Note, such that the number of shares of Conversion Securities shall be duly and validly authorized, reserved (to the extent applicable) and available for issuance at the time of the conversion of this Note and the other Notes, as applicable, and upon issuance in accordance with the terms of this Note and the other Notes, as applicable, the Conversion Securities will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Issuer’s governing and stockholder documents, “lock-up” or similar agreements (including as set forth in Section 4(c)), applicable federal and state securities laws or liens or encumbrances created by or imposed by the Holder.

SECTION 16. NO VOTING OR OTHER RIGHTS. This Note does not entitle the Holder to any voting rights or other rights as a stockholder of the Issuer unless and until (and only to the extent that) this Note is actually converted into shares of the Issuer’s Capital Stock in accordance with its terms (and in such case, only such rights as are applicable to such shares of the Issuer’s Capital Stock). In the absence of conversion of this Note into Conversion Securities, no provisions of this Note and no enumeration herein of the rights or privileges of the Holder shall cause the Holder to be a stockholder of the Issuer for any purpose.

SECTION 17. AMENDMENTS. This Note, and any of the terms and provisions hereof, may be amended, waived or modified only in accordance with Section 7.7 of the Purchase Agreement.

SECTION 18. TRANSFERS.

(a) This Note may not be directly or indirectly offered, sold, assigned or transferred by the Holder without the Issuer’s consent, which the Issuer shall be entitled to withhold in its sole and absolute discretion; provided, that no such consent shall be required in the case of an Affiliate Transfer (as defined below). Any offer, sale, assignment or other transfer of this Note in contravention of the provisions of this Section 18 shall be deemed to be null and void ab initio.

(b) For the avoidance of doubt, no change in the identity of the partners, members or stockholders of the Holder shall constitute an indirect sale or transfer of this Note so long as there is no change of control of such Holder or the same Person or an Affiliate of such Person continues to maintain ultimate investment control, discretion or management over the Holder.

(c) In connection with any assignment or transfer of this Note (in whole or in part), the transferee shall agree to be bound by, and shall become party to, the Purchase Agreement by execution of a counterpart signature page thereto. Any offer, sale, assignment or other transfer of this Note is also subject to the restrictive legends of this Note.

(d) Notwithstanding anything to the contrary, the Holder may transfer this Note in whole or in part to (i) an Affiliate, or (ii) an affiliated investment fund or vehicle that is under common control with the Holder, in each case, so long as (A) such Person is not a Restricted Entity (as defined in the Rights Agreement) and (B) such Person is a U.S. Person (such transfer an “Affiliate Transfer”).

(e) Notwithstanding anything to the contrary in this Note, the Holder may only transfer this Note to a U.S. Person.

(f) The Issuer shall maintain and keep updated a register (the “Register”) for the recordation of the names, email addresses and mailing addresses of the Holder of each Note and the Outstanding Principal Balance of such Note (and any accrued interest) (the “Registered Notes”). The initial email address and mailing address for the Holder of this Note shall be the email address and mailing address set forth on the Holder’s signature page hereto and may be updated, from time to time, by written notice to the Issuer, in accordance with Section 22. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Issuer and the Holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of the applicable Note for all purposes, including the right to receive payments hereunder, notwithstanding notice to the contrary. Upon the written request of the Holder, the Issuer shall provide to the Holder a copy of the portion of the Register related to the Holder and this Note and backup calculations for the values relating to this Note set forth in the Register. A Registered Note may be assigned or sold in whole or in part, to the extent explicitly permitted by this Section 18 and any other terms hereof, only by registration of such assignment or sale on the Register. Upon its receipt of a satisfactory request to assign or sell all or part of any Registered Note by the Holder of the applicable Registered Note and the physical surrender of such applicable Registered Note to the Issuer, the Issuer shall record the information contained therein in the Register and issue one or more new Registered Notes, the aggregate Outstanding Principal Balance of which is the same as the entire Outstanding Principal Balance of the surrendered Registered Note, to the Transferee pursuant to Section 19. The provisions of this Section 18(f) are intended to cause the Note to be in “registered form” as defined in Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c) and proposed Treasury Regulations Section 1.163-5(b) (and any successor sections) and shall be interpreted and applied consistently therewith.

(g) Without in any way limiting the transfer restrictions set forth elsewhere in this Section 18, the Holder further agrees not to make any disposition of all or any portion of the Notes unless and until the transferee has agreed in writing for the benefit of the Issuer to be bound by all of the applicable terms of this Note and the Purchase Agreement. Except with respect to transfers of Common Equity in connection with a deSPAC Transaction or Change of Control Event, before any proposed offer, sale, assignment or transfer of any Securities, unless there is in effect a registration statement under the Act covering the proposed transaction or, following the IPO (as defined in the Rights Agreement), the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Issuer of such

Holder’s intention to effect such offer, sale, assignment or transfer. Each such notice shall describe the manner and circumstances of the proposed offer, sale, assignment or transfer in sufficient detail and, if reasonably requested by the Issuer, shall be accompanied at such Holder’s expense by (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Issuer, addressed to the Issuer, to the effect that the proposed transaction may be effected without registration under the Act, (ii) a “no action” letter from the SEC to the effect that the proposed offer, sale, assignment or transfer of such Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto or (iii) any other evidence reasonably satisfactory to counsel to the Issuer to the effect that the proposed offer, sale, assignment or transfer of the Securities may be effected without registration under the Act, whereupon the Holder of such Securities shall be entitled to offer, sell, assign or transfer such Securities in accordance with the terms of the notice given by the Holder to the Issuer. The Issuer will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Securities to an Affiliate of such Holder for no consideration; provided, that, other than in connection with a transaction in compliance with SEC Rule 144 following the IPO, each transferee agrees in writing to be subject to the terms of this Section 18(g). Each certificate, instrument, or book entry representing the Securities transferred as above provided shall be notated with the applicable restrictive legends set forth in Section 5.15 of the Purchase Agreement, except that such certificate instrument or book entry shall not be notated with the specific capitalized legend set forth in in Section 5.15(a) of the Purchase Agreement if, in the opinion of counsel for such Holder and the Issuer, such legend is not required in order to establish compliance with any provisions of the Act.

(h) In addition, each Holder agrees that, except as otherwise permitted under the Rights Agreement, Voting Agreement and Co-Sale Agreement (but subject to the limitations on transfer and other applicable provisions set forth in the Rights Agreement, Voting Agreement and Co-Sale Agreement) (as if the Securities were shares of Preferred Stock or Registrable Securities (as defined therein)), prior to the IPO, no Securities may be transferred to (x) any Restricted Entity or (y) any customer, distributor or supplier of the Issuer (or any Subsidiary), if the Board of Directors of the Issuer reasonably determines in good faith that such transfer would result in such customer, distributor or supplier receiving Information that would place the Issuer (or any Subsidiary) at a competitive disadvantage with respect to such customer, distributor or supplier. Notwithstanding anything to the contrary in this Note, nothing in this Section 18(h) shall restrict the transfer of the Securities (i) by Amazon to any Affiliate of Amazon or by any other Holder to Amazon or any Affiliate of Amazon, (ii) by Ford to any Affiliate of Ford; provided, that, it shall be a condition precedent to any transfer of any shares of Securities by Ford to any of its Affiliates that such Affiliate agree in writing with the Issuer (I) to comply with all restrictions relating to confidential information of the Issuer set forth in the Ford MNDA (as defined in the Rights Agreement) and (II) to be subject to all other restrictions applicable to Ford under any Investor Agreement; (iii) by Cox to any

Affiliate of Cox; provided, that, it shall be a condition precedent to any transfer of any shares of Securities by Cox to any of its Affiliates that such Affiliate agree in writing with the Issuer (I) to comply with all restrictions relating to confidential information of the Issuer set forth in the Cox MNDA (as defined in the Rights Agreement) and (II) to be subject to all other restrictions applicable to Cox under any Investor Agreement; and (iv) by D1 Capital to any Affiliate thereof; provided, that, it shall be a condition precedent to any transfer of any shares of the Securities by D1 Capital that such transferee agree in writing with the Issuer (I) to comply with all restrictions relating to confidential information of the Issuer set forth in the Investor Agreements and (II) to be subject to all other restrictions applicable to D1 Capital under any Investor Agreement.

SECTION 19. REISSUANCE OF THE NOTE.

(a) Transfer Procedures. If this Note is to be transferred as permitted under this Note, in whole or in part, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will issue and deliver a new Note to the Transferee (in accordance with Section 19(d)), representing the Outstanding Principal Balance of this Note being transferred by the Holder and, if less than the entire Outstanding Principal Balance of this Note held by the Holder is being transferred, a new Note (in accordance with Section 19(d)) to the Holder, representing the portion of the Outstanding Principal Balance not being transferred (each, a “Replacement Note” and collectively, the “Replacement Notes”). The Holder and the Transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 19(d), following conversion, redemption or repayment of any portion of this Note, the Outstanding Principal Balance represented by this Note may be less than the Outstanding Principal Balance stated on the face of this Note.

(b) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for one or more Replacement Notes representing in the aggregate the Outstanding Principal Balance of this Note in accordance with Section 19(d). Each such Replacement Note will represent such portion of such Outstanding Principal Balance as is designated by the Holder at the time of such surrender. The Original Principal Amount of this Note shall be allocated pro rata among such Replacement Notes based on the Outstanding Principal Balance of the surrendered Note.

(c) Lost, Stolen, Destroyed or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a Replacement Note (in accordance with Section 19(d)), representing the Outstanding Principal Balance of the surrendered Note.

(d) Issuance of Replacement Notes. Whenever the Issuer is required to issue a Replacement Note pursuant to the terms of this Note, such Replacement Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such Replacement Note, the remaining Outstanding Principal Balance (or, in the case of a Replacement Note being issued pursuant to Section 19(a) or Section 19(b), the Outstanding Principal Balance designated by the Holder which, when added to the aggregate Outstanding Principal Balance represented by the other Replacement Notes issued in connection with such issuance, does not exceed the remaining Outstanding Principal Balance under this Note immediately prior to such issuance of Replacement Notes), (iii) shall be deemed to have an Original Principal Amount calculated in accordance with Section 19(b), (iv) shall have an issuance date, as indicated on the face of such Replacement Note, which is the same as the Issuance Date of this Note, (v) shall be deemed to have accrued its proportional share of the interest under this Note from the immediately preceding Interest Payment Due Date, (vi) shall have the same rights and conditions as this Note and (vii) shall be timely prepared and issued by the Issuer, but in no event shall the Issuer issue such Replacement Note more than five (5) Business Days after surrender of this Note or the receipt of the evidence reasonably satisfactory to the Issuer pursuant to Section 19(c), as the case may be.

SECTION 20. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES. The Holder shall not by any act or omission be deemed to waive any of its rights or remedies under this Note unless such waiver shall be in writing and signed by the Holder (or deemed effective pursuant to the election of the Requisite Holders as set forth in this Note), and then only to the extent specifically set forth therein. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law, in equity, in tort or otherwise, including injunctive relief or specific performance. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 21. DISPUTE RESOLUTION. If the Requisite Holders disagree with any arithmetic calculations performed or any price determination by the Issuer pursuant to the Notes, the Requisite Holders shall submit to the Issuer their calculations or determinations thereof. If the Requisite Holders and the Issuer are unable to agree upon such calculation or determination within ten (10) Business Days of the submission by the Requisite Holders, then the Issuer shall, within ten (10) Business Days thereafter, submit the disputed arithmetic calculation or price determination to the Issuer’s independent, outside accountant, or if such accountant is unwilling or not permitted to perform such services under applicable Law, an accountant reasonably satisfactory to the parties (which is ranked in the top twenty (20) accounting firms nationally, by revenue). The Issuer shall cause such accountant to perform the calculation or determination and notify the Issuer and the Holder of the results no later than fifteen (15) Business Days from the time it receives the disputed calculation or determination. The Issuer shall pay the costs and expenses of such accountant unless the calculation or determination of such accountant is mathematically closer to the Issuer’s calculation or determination than the calculation or determination submitted by the Requisite Holders, in which case, the costs and expenses of such accountant shall be paid by such Requisite Holders (such obligation to such costs and expenses shall be several based on the relative principal amount of Notes held by each Holder). Such calculation or determination shall be binding upon all parties absent manifest error.

SECTION 22. NOTICES AND PAYMENTS.

(a) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and mailed or delivered to each party as follows: (i) if to the Holder, at the Holder’s email address or mailing address set forth in the Register, or (ii) if to the Issuer, at the mailing address or electronic mail address set forth on the Issuer’s signature page to the Purchase Agreement, or at such other mailing or electronic mail address as the Issuer shall have furnished to the Holders in writing from time to time, and a copy (which shall not constitute notice) shall be sent to Latham & Watkins LLP, 555 11th St. NW, Washington, DC 20004, Attention: Mitchell L. Rabinowitz, email: mitch.rabinowitz@lw.com. All such notices and communications will be deemed sufficient upon delivery, when delivered personally, one (1) Business Day after being deposited with an overnight courier service of recognized standing or upon delivery if sent via electronic mail.

(b) Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds. The Holder shall provide the Issuer with prior written notice setting out the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Due Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. The Holder may request in writing to the Issuer that the Note be issued in a nominee name (“Nominee Name”) for administrative convenience and that payments and deliveries hereunder be made in such Nominee Name, unless otherwise instructed by the Holder in writing; provided that if the Holder does make such a request, the Holder hereby represents that (i) the Note is being issued in the Nominee Name to be held solely for the benefit of the Holder and (ii) the Holder is the legal and beneficial owner of the Note.

(c) All amounts payable (whether in respect of principal or interest, including accrued interest or otherwise) in respect of this Note will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Tax authority unless the withholding or deduction of such Taxes is required by applicable Law. Notwithstanding the foregoing, all such amounts paid or delivered by or on behalf of the Issuer to a U.S. Person that has timely provided, on behalf of itself, a properly completed and valid Internal Revenue Service Form W-9 shall be free and clear of and without any deduction or withholding for or on account of, any and all Taxes, other than any Taxes imposed under FATCA, unless the withholding or deduction of such Taxes is required as a result of a change in Law after the date hereof; provided that, for the avoidance of doubt, any forms or other information provided by a transferor or predecessor with respect to a Person shall not satisfy the requirements of this sentence with respect to such Person. In the event that a Tax authority determines that a payment made by the Issuer under a Note to a Person that is not a U.S. Person should have been subject to withholding (or to additional withholding) for Taxes, and the Issuer timely remits such withholding Tax to the Tax authority, the Issuer will have the right to offset such amount (including interest and penalties that may be imposed thereon) against future payment obligations of the Issuer to such Person.

(d) The Issuer will make all withholdings and deductions required by Law and will timely remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable Law. The Issuer will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer will furnish to the Holder, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, copies of Tax receipts evidencing payment by the Issuer, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Holder) by such entity.

(e) The Issuer will pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary Taxes, or any other property Taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto) levied on or in connection with the execution, delivery, issuance, registration or enforcement of this Note or the receipt of any payments with respect thereto (other than, in each case, for any Taxes that are imposed with respect to an assignment by the Holder, or, for the avoidance of doubt, for any Taxes with respect to any income Tax due by the Holder with respect to such Notes or as a result of conversion).

(f) The above obligations will survive any termination, defeasance or discharge of this Note, any transfer by the Holder of the Note, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer is incorporated or organized, engaged in business for Tax purposes or resident for Tax purposes or any jurisdiction from or through which payment is made by or on behalf of such Person in respect of any of the Notes and any department or political subdivision thereof or therein.

SECTION 23. WAIVER OF NOTICE. To the extent permitted by Law, unless otherwise provided herein, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

SECTION 24. FURTHER ASSURANCES. Each of the Holder and the Issuer shall take such further actions as are necessary to carry out the intent or the purposes of this Note (including executing and delivering further agreements, instruments and documents, including in connection with any Public Company Event, Change of Control Event or Maturity Conversion) as the other party may reasonably request in order to consummate, complete and carry out the actions or transactions contemplated hereby and the intent of the parties hereunder.

SECTION 25. GOVERNING LAW, JURISDICTION AND SEVERABILITY. This Note shall be governed by, and shall be construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law provisions of the State of Delaware or of any other state that would result in the application of the laws of a state other than the State of Delaware. The Issuer hereby submits to the exclusive jurisdiction of the state and federal courts sitting in the Wilmington, Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

SECTION 26. ASSIGNMENT BY ISSUER. Except as permitted under this Note, including in connection with an Internal Reorganization Transaction, the rights, interests or obligations hereunder may not be assigned or delegated, by operation of law or otherwise, in whole or in part, by the Issuer without the prior written consent of the Requisite Holders.

SECTION 27. INTERPRETATION. This Note shall be deemed to be jointly drafted by the Issuer and the Holder and shall not be construed against any Person as the drafter hereof. In this Note, unless otherwise indicated or the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties required and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Note into Sections, clauses and sub-clauses and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Note or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Note as a whole and not to any particular Section, clause or sub-clause hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Section, clause or sub-clause shall be construed as a reference to that specified Section, clause or sub-clause of this Note; and all references to “$” or “dollars” shall be deemed references to United States dollars.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the Issuance Date set out above.

RIVIAN AUTOMOTIVE, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

[NAME OF HOLDER]

By:
Name:
Title:

Address:
Email Address: